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                                                                    EXHIBIT 23.1







                         CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion of our report in this Registration Statement/Prospectus (No. 333-83640) of First Shares Bancorp, Inc. on Form SB-2 dated January 9, 2002, except for Note 17 with respect to the proposed public offering, as to which the date is March 27, 2002, on the consolidated balance sheets as of December 31, 2001 and 2000 of First Shares Bancorp, Inc. and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001, and to the reference to us under the heading of "experts" in the Prospectus, which is included in this Registration Statement.



                                                   Crowe, Chizek and Company LLP


April 5, 2002
Indianapolis, Indiana